CHORDIANT SOFTWARE ELECTS RICHARD STEVENS
TO ITS BOARD OF DIRECTORS,
AND IS NAMED CHAIR OF THE AUDIT COMMITTEE

Brings Strong Finance, Accounting and Auditing Background to the Company

CUPERTINO, CA -- MARCH 9, 2006 - Chordiant Software, Inc. (Nasdaq: CHRD), the leading provider of Customer Experience (CxTM) software and services, today announced the election of Richard G. Stevens to its Board of Directors. Mr. Stevens was also named chair of the Audit Committee, effective immediately.

"We are delighted to welcome Rick to the Board of Directors and as Chair of the Audit Committee at Chordiant," said Sam Spadafora, Chairman. "His distinguished career and strength in financial management make him an outstanding addition to our Board. We are pleased he has accepted the position and look forward to his contribution to the strategic development of the Company."

Mr. Stevens is the founder and managing director of Hunter Stevens, a professional services firm comprised of financial experts, industry specialists and technical staff, including former big-four partners, corporate executives and regulatory officials. Prior to forming Hunter Stevens in 1995, he served as a partner with Ernst & Young and Coopers & Lybrand and held executive positions at other business organizations. During his tenure with Coopers & Lybrand in New York, Mr. Stevens provide advice and technical support to the firm's approximate 100 domestic practice offices concerning accounting, auditing and SEC matters. He was also a contributing author of Montgomery's Auditing 10th Edition, one of the principal reference books used in the accounting profession.

Mr. Stevens served as the chairman of the Audit Committee of Verity, Inc., a leading provider of business search and process management software, which was recently acquired by Autonomy Corporation. He has also served as chairman of the Audit Committee of Pain Therapeutics, Inc., a bio-science company in South San Francisco. He received his Bachelor of Science Degree with honors from the University of San Francisco and has attended post-graduate studies at the Stanford Law School and Stanford's Graduate School of Business. Mr. Stevens is a licensed Certified Public Accountant (CPA) in the State of California and a Certified Fraud Examiner.

About Chordiant Software, Inc.
Chordiant solutions and services help major enterprises around the world deliver the best possible customer experience. Unlike traditional business applications, Chordiant Customer Experience (Cx) solutions blend insight with agile business strategies and decisions to uniquely understand the customer's behavior. This deeper understanding develops a lasting, one-to-one relationship that aligns the most appropriate value proposition to each consumer. With Chordiant Cx solutions, customer loyalty, operational productivity and profitability reach unprecedented levels of return. For more information, visit Chordiant at www.chordiant.com

Chordiant and the Chordiant logo are registered trademarks of Chordiant Software, Inc. The Customer Experience Company and Cx are trademarks of Chordiant Software, Inc. All other trademarks and registered trademarks are the properties of their respective owners.

Chordiant Investor Relations Contact:
Steve Polcyn
Chordiant Software, Inc.
(408) 517-6282
steve.polcyn@chordiant.com